Exhibit 23.1
Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-159031, No. 333-149932 and No. 333-143094) of Cavium Networks, Inc. of our report dated January 8, 2010, relating to the consolidated financial statements of MontaVista Software, Inc., which appears in this Form 8-K/A of Cavium Networks, Inc.
/s/ BDO Seidman, LLP
San Jose, California
January 8, 2010